CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the incorporation by reference in Registration Statement Nos. 333-130203 and 333-130204 of Kearny Financial Corp., on Form S-8, of our report dated July 29, 2005, relating to the consolidated financial statements of Kearny Financial Corp. and Subsidiaries, appearing in this Annual Report on Form 10-K of Kearny Financial Corp. for the year ended June 30, 2005.


/s/ Beard Miller Company LLP




Pine Brook, New Jersey
May 16, 2006